                FIRST SUPPLEMENT TO DEBENTURE PURCHASE AGREEMENT

         This FIRST SUPPLEMENT TO DEBENTURE PURCHASE AGREEMENT ("Supplement") dated as of July 11, 2000, is made and entered into by and between CORPORATE TECHNOLOGIES USA, INC., a Minnesota corporation ("Company"), and CONVERGENT CAPITAL PARTNERS I, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS

         WHEREAS, the Company and the Purchaser entered into that certain Debenture Purchase Agreement dated as of March 9, 2000 (as the same may be supplemented or amended from time to time, the "Debenture Agreement") authorizing the issuance and sale of Debentures in the aggregate original principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000); and

         WHEREAS, Vicom, Incorporated, a Minnesota corporation ("Vicom") owns all of the issued and outstanding stock of the Company; and

         WHEREAS, the parties contemplated that the Company and Vicom may secure long term financing after execution of the Debenture Agreement; and

         WHEREAS, the Company and Vicom now desire to secure such long-term financing; and

         WHEREAS, in accordance with Article 11 of the Debenture Agreement and to facilitate the Company's long term financing needs, the Purchaser has agreed to exchange the Debenture for a Junior Secured Debenture issued by the Company and guaranteed by Vicom upon satisfaction of the following conditions.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good an valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is agreed as follows:

1. DEFINED TERMS. Capitalized terms used in this Supplement which are defined in the Debenture Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2. AMENDED AND SUPPLEMENTAL DEFINITIONS. Section 12.1 of Article 12 of the Debenture Agreement is amended by inserting or replacing the following defined terms:

                  "Capital Expenditure" means, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

                  "EBITDA" shall mean for any period of determination, Net Income for such period, plus the aggregate amounts deducted in determining Net Income in respect of (a) income taxes for such period,
         (b) interest expense for such period, and (c) depreciation and amortization expense and other non-cash charges for such period, in each case determined on a consolidated basis in accordance with GAAP.

                  "Funded Indebtedness" means the sum of the outstanding Senior Debt plus the outstanding Obligations.

                  "Guarantor" means Vicom, Incorporated, a Minnesota corporation.

                  "Guarantor Security Agreement" means the Security Agreement dated July11, 2000 executed by the Guarantor in favor of the Purchaser.

                  "Guaranty" means, collectively, the Guaranty of even date herewith, executed by the Guarantor in favor of the Purchaser, as originally executed and as may be amended, modified or supplemented from time to time by written agreement between the Guarantor and the Purchaser.

                  "Net Income" shall mean, for any period of determination, the net income (but not loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP, excluding any extraordinary gains or losses during such period; PROVIDED, HOWEVER, for purposes of determining Net Income for any period, if under GAAP any Subsidiary is treated as a consolidated Subsidiary for part of such period, such Subsidiary shall be deemed to be consolidated Subsidiary for such entire period.

                  "Permitted Indebtedness" means (a) any Senior Debt in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto;(b) any Indebtedness in favor of the Holders under this Agreement and/or the Other Agreements and created pursuant thereto; (c) purchase money Indebtedness, operating leases, and Capital Leases incurred or entered into by the Company to finance the acquisition of capital assets by the Company (whether pursuant to a loan or a Capital Lease), provided that such Indebtedness does not exceed One Hundred Thousand Dollars ($100,000); (d) Indebtedness secured by Permitted Liens; (e) Indebtedness assumed pursuant to an acquisition permitted pursuant to the provisions of SECTION 8.3, provided that such Indebtedness was not entered into, extended or renewed in contemplation of such acquisition, and provided that the aggregate amount of all such Indebtedness shall not exceed Fifty Thousand Dollars ($50,000); (f) Indebtedness consisting of deferred seller financing incurred in connection with an acquisition permitted pursuant to the provisions of
         SECTION 8.3, which Indebtedness is unsecured and subordinated to the Obligations in a manner which is reasonably acceptable to the Purchaser; (g) other unsecured Indebtedness not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding; and (h) the other Indebtedness set forth on Schedule 5.10.

                  "Senior Debt" means, at any given time, the Indebtedness (whether now outstanding or hereafter incurred) of the Company in respect of the Senior Loan Agreement, in a principal amount not to exceed Four Million Dollars ($4,000,000) in revolving loans, plus interest, fees, expenses, indemnities and all other amounts payable under the Senior Loan Agreement and any notes, security documents, guaranties or other loan documents referred to therein or pursuant thereto, secured by all assets of the Company.

                  "Senior Lender" means Coast Business Credit, a division of Southern Pacific Bank.

                  "Senior Loan Agreement" means the [Credit Agreement] between the Company and the Senior Lender, dated as of [June __, 2000] and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder, as amended, restated or modified from time to time (to the extent permitted hereunder and under the Subordination Agreement) and including any permitted refinancing or replacement thereof.

                  "Senior Loan Documents" means the Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto.

                  "Senior Loans" means revolving loans in the maximum principal amount of Four Million Dollars ($4,000,000) made to the Company by the Senior Lender under the Senior Loan Agreement and any permitted replacements and refinancings thereof.

                  "Subordination Agreement" means the Subordination Agreement dated as of July __, 2000 by and among the Purchaser, the Senior Lender, and the Company.

                  "Termination Date" means the earliest to occur of (a) June 1, 2005, (b) the date on which the Debenture is accelerated pursuant to
         SECTION 9, or (c) the date on which the Obligations are paid in full.

3. EXCHANGE DATE. Subject to the terms and conditions set forth herein, as of July 11, 2000 ("Exchange Date"), the Debenture described in the Debenture Agreement shall be converted to a Junior Secured Debenture.

4. DESCRIPTION OF DEBENTURE AND COMMITMENT. Section 1.1 of Article 1 of the Debenture Agreement is deleted in its entirety and replaced with the following:

                  1.1 DESCRIPTION OF DEBENTURE. The Company will authorize the issuance and sale of its Debenture which shall be dated as of the Exchange Date, shall be in the aggregate original principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), and shall bear interest at the fixed rate of fourteen percent (14.00%); PROVIDED, HOWEVER, that upon the occurrence of any Event of Default under SECTIONS 9.1(a) or (c) (but only if such Event of Default arises from a failure to comply with SECTION 7.1), and during the continuation thereof, the unpaid principal amount, and the past due interest, if any, of the Debenture shall bear interest at the rate of sixteen percent (16%) percent per annum. Interest on the Debenture shall be computed on the basis of a three hundred sixty (360) day year and paid for the actual number of days elapsed. The Debenture shall be substantially in the form attached hereto as EXHIBIT A..

5. PRINCIPAL AND INTEREST PAYMENTS. Section 2.1 of Article 2 of the Debenture Agreement is deleted and replaced by the following:

                  2.1. Principal and Interest. PRINCIPAL AND INTEREST PAYMENTS. Principal and interest on the Debenture shall be due and payable as follows:

                  1) Unless otherwise accelerated pursuant to the terms hereof, principal shall be due and payable on the first day of each month in equal installments of One Hundred Two Thousand Two Hundred Seventy-Two and 72/100 Dollars ($102,272.72) commencing August 1, 2003.

                  2) Interest shall be due and payable (i) monthly in arrears on the first Business Day of each month, commencing July 1, 2000, and (ii) on the Termination Date.

6. OPTIONAL PREPAYMENTS. Section 2.2 of Article 2 of the Debenture Agreement is deleted in its entirety and replaced with the following:

                  2.2      OPTIONAL PREPAYMENTS.

                  1) At the Company's option, upon notice given as provided below, the Company may, at any time and from time to time, prepay all or any part of the principal of the Junior Secured Debenture, by payment to Purchaser of an amount equal to (i) the principal amount to be prepaid, plus (ii) accrued unpaid interest on the principal amount so prepaid, plus
                           (iii) a premium equal to the percentage of the principal amount so prepaid which is applicable in accordance with the following table based on the date on which such prepayment is made ("Prepayment Premium"):

                          PREPAYMENT DATE                                PREMIUM

              Months 1-12 following the Exchange Date                      5%

              Months 13-24 following the Exchange Date                     4%

              Months 25-36 following the Exchange Date                     3%

              Month 37 following the Exchange Date and thereafter          0%

                  Each prepayment under this SECTION 2.2 shall be applied first to accrued interest and premium (if any) on the principal amount prepaid, second to installments of principal to be applied in inverse order of maturity, and third to any expenses and/or damages to which Purchaser may be entitled. The amount of any such prepayment may not be reborrowed by the Company. The Company shall give notice of any optional prepayment to Purchaser not less than fifteen (15) days nor more than thirty (30) days before the date for prepayment, specifying in each such notice the date upon which prepayment is to be made and the principal amount (together with accrued interest and any applicable Prepayment Premium) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Junior Secured Debenture except as provided in this SECTION 2.2 or in SECTION 2.3.

7.       AFFIRMATIVE COVENANTS.

         1) Section 7.19 is deleted in its entirety and replaced with the following:

                           7.19.    SBIA INFORMATION. The Company will:

                                    (a)      as soon as reasonably practical,
                           but in any event within twenty (20) days after the request of the Purchaser, furnish to the Purchaser all information necessary in order for the Purchaser to prepare and file SBA Form 468 and other information requested or required by any governmental authority asserting jurisdiction over the Purchaser;

                                    (b)      as soon as reasonably practical
                           after the written request of the Purchaser, confirm the use of the proceeds as described in SECTION 1.3 above; and

                                    (c)      with reasonable promptness, provide
                           such information as from time to time the Purchaser may request to enable the Purchasers to comply with the SBIA.

         2)       A new Section 7.20 and 7.21 shall be inserted at the end of
                  Article 7 of the Debenture Agreement:

                           7.20     SBIA COMPLIANCE.

                                    (a)      So long as the Purchaser is an SBIC
                           (i) without the prior written consent of such Purchaser, the Company will not use the proceeds from the sale of the Junior Secured Debentures for any purpose other than as set forth in SECTION 1.3 above,
                           (ii) the Company will not use the proceeds from the sale of the Junior Secured Debentures for any prohibited purposes set forth in SECTION 1.3, (iii) the Company will not change its business activity in any manner which, by reason of such change in business activity, would cause the Company to fall within a different SIC Code and thereby render it ineligible as a "small business concern" under the SBIA, and (iv) the Company will at all times comply with the non-discrimination requirements of 13 CFR Parts 112, 113 and 117.

                                    (b)      The Company will at all times
                           permit the Purchaser and, if necessary, a representative of the SBA, access to its records and the Company will provide such information as the Purchaser may reasonably request in order to verify compliance with this SECTION 7.20 including, without limitation, an officer's certificate indicating such compliance.

                                    (c)      As of the Closing and for at least
                           one year thereafter, at least fifty-one percent (51%) of the employees (based on total workforce) and assets (based on the stated value of all tangible assets reflected on its financial statements) of the Company, together with its affiliates (as defined in 13 CFR Section 121.103), are and will remain located within the United States.

                           7.21 AMENDMENT TO SENIOR LOAN DOCUMENTS. The Company
                  shall promptly provide Purchaser with copies of all proposed amendments or modifications to the Senior Loan Documents and of all other loan agreements to which the Company is a party;

8.       FINANCIAL COVENANTS. A new Section 8.10 shall be inserted at the end of
         Article 8 of the Debenture Agreement:

                  8.10     FINANCIAL COVENANTS

                  1) MINIMUM LEVERAGE RATIO. The Company shall not allow the ratio of its Consolidated EBITDA (less cash Capital Expenditures) to the current portion of its Funded Indebtedness for the applicable period to be less than the amounts set forth in Schedule 8.10(a) for the applicable period identified therein.

                  2) SENIOR DEBT. The Company shall not allow the Senior Debt to exceed Four Million Dollars ($4,000,000).

9.       EVENT OF DEFAULT. The following shall be inserted as a new subparagraph
         (m) under Article 9, Section 9.1 of the Debenture Agreement:

                           (m) The Company or Guarantor shall fail to pay, when due (whether upon acceleration or otherwise), any principal, interest or other sums payable under the Senior Loan Documents; or

10. SECURITY FOR JUNIOR SECURED DEBENTURE. The Junior Secured Debenture will be secured by the same Collateral securing the Debenture and is guaranteed pursuant to the Guaranty; PROVIDED, HOWEVER, that the Purchaser will execute the Subordination Agreement.

11. ADDITIONAL WARRANTS. Section (d) of Article 11 of the Debenture Agreement is deleted and replaced by the following:

                  (d) ADDITIONAL WARRANTS. On the Exchange Date, Vicom shall execute a warrant agreement (the "Additional Warrant Agreement") in form and substance acceptable to the Purchaser pursuant to which Vicom will issue seven
         (7) year detachable warrants to the Purchaser. The Additional Warrant Agreement shall provide that the Purchaser may purchase Fifty Thousand (50,000) shares of Vicom's common stock on and after the Exchange Date, and an additional Thirty Thousand (30,000) shares of Vicom's common stock on and after the first anniversary of the Exchange Date, and an additional Thirty Thousand (30,000) shares of Vicom's common stock on the second anniversary of the Exchange Date. The exercise price shall be seventy-five percent (75%) of the seven-day average trading price of Vicom's common stock at each issue date. The Additional Warrant Agreement shall be executed and delivered to the Purchaser even if the Company or Vicom determines to prepay the Junior Secured Debenture.

12. CONDITIONS TO EFFECTIVENESS. This Supplement and its effectiveness are contingent upon the payment by the Company to the Purchaser of its attorneys fees incurred in the negotiation, preparation and execution of this Agreement and the Additional Warrant Agreement, and all out-of-pocket costs incurred by the Bank in connection therewith, as well as receipt by the Purchaser of the following, each to be in form and substance satisfactory to the Purchaser, unless otherwise agreed in writing by the Purchaser:

         a.       This Supplement duly executed by the Company;

         b.       The Guaranty, duly executed by an officer of the Guarantor;

         c.       The Junior Secured Debenture, duly executed by the Company;

         d. The Additional Warrant Agreement dated of even dated herewith duly executed by the Company;

         e. Evidence of authorization by the Company's Board of Directors of execution of this Agreement by the Company and of the transaction contemplated by this Agreement and any related documents and agreements;

         f. The Company shall pay to Purchaser all expenses related to the Long-Term Investment including, without limitation, accountant's fees, legal fees, filing fees,. insurance, fees for searches on account of the Company, and such further amounts as shall be sufficient to cover the cost and expenses incurred by Purchaser with respect to the Long-Term Investment;

         g.       A Certificate of the Secretary of the Company certifying as to
                  (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Supplement, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to the Purchaser pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated as of March 9, 2000 in connection with the execution and delivery of the Debenture Agreement continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to the Purchaser, pursuant to the Certificate of Authority of the

                  Company's secretary or assistant secretary dated as of March 9, 2000, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Supplement and all other documents, agreements and certificates on behalf of the Company;

         h. A certified copy of the resolutions of the Boards of Directors of the Guarantor authorizing or ratifying the transactions contemplated hereby, and the execution, delivery and performance of the Guaranty and other agreements to which it is a party, and designating the officers authorized to execute such documents and to perform the obligations of such Guarantor thereunder;

         i. An opinion of the Company's counsel as to the matters set forth in Section 13 hereof and as to such other matters as the Purchaser shall require;

         j. The Purchaser's investment committee shall have approved the Long-Term Investment; and

         k. Such other documents, actions and information as the Purchaser may reasonably request.

13. ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to the Representations and Warranties contained in the Debenture Agreement, the Company hereby represents and warrants to the Purchaser as follows:

         a. The Company has all requisite power and authority to execute this Supplement, the Junior Secured Debenture, and the Additional Warrant Agreement and to perform all of its obligations hereunder, and this Supplement and the Additional Warrant Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

         b. The execution, delivery and performance by the Company of this Supplement and the Additional Warrant Agreement have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected;

         c. As of the Exchange Date, no Default or Event of Default has occurred and is continuing;

         d. As of the Exchange Date, there has been no occurrence or event which has or could have a Material Adverse Effect;

         e. All representations and warranties contained in this Supplement, the Debenture Purchase Agreement, and the Other Agreements are true and correct as of the Exchange Date as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

         f. The Company will use the proceeds from the sale of the Junior Secured Debentures for the purposes set forth on Schedule 1.3 of the Debenture Agreement. No portion of the proceeds from the sale of the Junior Secured Debenture (a) will be used to provide capital to an SBIC, (b) will be used outside the United States (except (i) to acquire materials and industrial property rights abroad for a domestic operation or (ii) as may be transferred to a controlled foreign subsidiary, so long as at least fifty-one percent (51%) of the assets, employees and activities of the Company will remain within the United States), or (c) will be used for any purpose "contrary to the public interest (including but not limited to activities which are in violation of law) or inconsistent with free competitive enterprise", within the meaning of 13 CFR Section 107.720. The Company's primary business activity do not involve, directly or indirectly, providing funds to others, purchasing or discounting debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and the Company is not classified under Major Group 65 (Real Estate) of the Standard Industrial Classification Manual prepared by the Office of Management and Budget.

14. REFERENCES. All references in the Debenture Agreement to "this Agreement" shall be deemed to refer to the Debenture Agreement as amended and supplemented hereby; and any and all references in the Other Agreements to the Debenture Agreement shall be deemed to refer to the Debenture Agreement as amended hereby. All references in the Debenture Agreement or in any other of the Other Agreements to the Warrant shall hereafter be deemed to refer to the Warrant and Additional Warrant, as the same may be amended from time to time.

15. NO WAIVER. The execution of this Supplement and acceptance of the Junior Secured Debentures and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Debenture Agreement or breach, default or event of default under any Other Agreement held by the Purchaser, whether or not known to the Purchaser and whether or not existing on the date of this Supplement.

16. RELEASE. The Company hereby absolutely and unconditionally releases and forever discharges the Purchaser, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Supplement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

17. COSTS AND EXPENSES. The Company hereby reaffirms its agreement under the Debenture Agreement to pay or reimburse the Purchaser on demand for all costs and expenses incurred by the Purchaser in connection with the Debenture Agreement and the Other Agreements contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to the Purchaser for the services performed by such counsel in connection with the preparation of this Supplement and the documents and instruments incidental hereto.

18. MISCELLANEOUS. This Supplement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19. NO OTHER CHANGES. Except as explicitly amended by this Supplement, all of the terms and conditions of the Debenture Agreement shall remain in full force.

                            [Signature Pages Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written above.

CONVERGENT CAPITAL PARTNERS I, L.P.,      CORPORATE TECHNOLOGIES USA, INC.,
a Delaware limited partnership            a Minnesota corporation

By: CONVERGENT CAPITAL, LLC
Its: General Partner

By:                                       By:
   -----------------------------------       -----------------------------------
Name:                                     Name:
     ---------------------------------         ---------------------------------
Its:                                      Its:
    ----------------------------------        ----------------------------------

                                SCHEDULE 8.10(a)
                                       TO
                FIRST SUPPLEMENT TO DEBENTURE PURCHASE AGREEMENT

                           MINIMUM LEVERAGE RATIO

      Third Quarter - 2000                                  1.00:1.00
      Fourth Quarter - 2000                                 1.20:1.00
      First Quarter - 2001                                  1.35:1.00
      Second Quarter - 2001                                  1.50:100
      Third Quarter - 2001                                  1.65:1.00
      Fourth Quarter - 2001                                  1.80:100
      First Quarter 2002                                    2.00:1.00
      Second Quarter - 2002                                 2.20:1.00
      Third Quarter - 2002                                  2.40:1.00
      Fourth Quarter - 2002                                 2.65:1.00
      First Quarter 2003                                    2.90:1.00
      Second Quarter - 2003                                 3.20:1.00
      Third Quarter - 2003                                  3.50:1.00
      and each quarter thereafer